Exhibit 10.10
NATURAL GAS LIQUIDS PURCHASE AGREEMENT
By and Between
KOCH HYDROCARBON, LP
and
PIONEER NATURAL RESOURCES USA, INC.
Dated: March 26, 2003

NATURAL GAS LIQUIDS PURCHASE AGREEMENT
     This Natural Gas Liquids Purchase Agreement (“Agreement”) is made on this 26th Day of March, 2003, by and between PIONEER NATURAL RESOURCES USA, INC. (“Pioneer”), and Koch Hydrocarbon, LP (“KHLP”).
     WHEREAS, Pioneer or its Affiliates (defined below) are in the business of producing and marketing NGL’s (defined below), and Owns or Controls raw natural gas liquid production from the Midkiff and Benedum Plants (“Plants”); and
     WHEREAS, Pioneer wishes to sell to KHLP all NGL’s Owned or Controlled by Pioneer or its Affiliates from the Plants; and,
     WHEREAS, KHLP desires to purchase all such NGL’s from Pioneer pursuant to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, Pioneer and KHLP agree as follows:
     1. Definitions. In this Agreement, each of the following terms shall have the meanings assigned as follows:
A.	“Adjusted Base Fractionation Fee” shall have the meaning set forth in Section 5.

B.	“Affiliate” of a corporation, partnership, company, or other business enterprise or entity (collectively “Person”) shall mean a Person which directly or indirectly controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including its derivatives and similar terms) means (i) owning, directly or indirectly, at least fifty percent (50%) of the voting rights attributable to the outstanding shares of the controlled Person if such voting rights confer upon the shareholder the power, directly or indirectly, to direct, or cause to be directed, the management and policies of the controlled Person, or (ii) with respect to a Person that is not a corporation, having the power, directly or indirectly, to direct, or cause to be directed, the management and policies of the controlled Person through the ownership of voting securities, other ownership interests, by contract, or otherwise.

C.	“Alternate Facilities” shall have the meaning set forth in Section 19.

D.	“Barrel” shall mean forty-two U.S. Gallons.

E.	“Base Fractionation Fee” shall have the meaning set forth in Section 5.

F.	“Contract Year” shall mean each twelve (12) Month period during the term hereof beginning on the first Day of the Original Contract Term.

G.	“Control”, “Controls”, or “Controlled” shall mean, when referring to NGL’s, NGL’s that Pioneer or its Affiliates, as the case may be, has the right, directly or indirectly, to sell.

H.	“Day” shall mean a period of twenty-four (24) consecutive hours commencing at 7:00 A.M. Central Time.

I.	“Delivery Point” shall mean the interconnection between the pipeline accepting NGL’s for KHLP’s account, at or near the tailgate of the Plant at issue.

J.	“Effective Date” shall mean May 1, 2003.

K.	“Force Majeure’’ shall have the meaning set forth in Section 17.

L.	“Gallon” shall mean a U.S. Gallon of 231 cubic inches of liquid corrected for temperature to sixty degrees (60°) Fahrenheit, and at the equivalent vapor pressure of the liquid.

M.	“Month” shall mean a period of time commencing at 7:00 A.M. on the first Day of a calendar Month and ending at 7:00 A.M. on the first Day of the next calendar Month.

N.	“NGL’s” shall mean the mixture of liquid hydrocarbons and non-hydrocarbon components that are condensed, adsorbed and/or absorbed from or separated out of natural gas currently and subsequently processed in the Plant(s). Unless otherwise mutually agreed, NGL’s shall not include field condensate recovered in gas gathering systems.

O.	“Own”, “Owns” or “Owned” shall mean, when referring to NGL’s, NGL’s to which Pioneer holds title.

P.	“Pipeline” or “Pipelines” shall mean the pipeline(s) accepting NGL’s and delivering such NGL’s to Mt. Belvieu for KHLP’s account. Presently, the West Texas Pipeline is accepting NGL’s from the Benedum Plant, and the Chaparral and Quanah Pipelines are accepting NGL’s from the Midkiff Plant. The parties recognize and acknowledge that the carrier Pipelines may vary during the term of this Agreement.

Q.	“Plant(s)” shall mean the New Western Gas Resources Operated Midkiff Gas Processing Plant located in Reagan County, Texas, and the Benedum Gas Processing Plant located in Upton County, Texas.

R.	“Year” shall mean a period of three hundred sixty-five (365) consecutive Days; provided, however, that any Year which contains three hundred sixty-six (366) consecutive Days shall also constitute one “Year.”
     2. Term. This Agreement shall begin on the Effective Date, and shall be effective until August 1, 2005, at which time this Agreement shall expire.
     3. Delivery by Pioneer, Acceptance by KHLP.
A.	Quantity. Subject to the provisions herein, Pioneer shall deliver and sell to KHLP at the Delivery Points all of the NGL’s that Pioneer and its Affiliates Own or Control from the Benedum Plant and the Midkiff Plant, such volume of NGL’s estimated to be 2,000 Barrels per Day and 6,800 Barrels per Day, respectively.

Subject to the other provisions herein, KHLP shall accept and purchase NGL’s from Pioneer in accordance with this Agreement; provided, however, KHLP shall have the right to not accept any NGL’s in excess of the Estimated Production as specified above in this Section for each Plant upon providing notice of such to Pioneer. If, for any period of one hundred and eighty (180) consecutive Days (excluding periods of Force Majeure),

Pioneer fails to deliver and sell to KHLP at least ninety percent (90%) of the then-effective Estimated Production from each of the Plants, then KHLP shall have the right, within thirty (30) Days of such 180 consecutive Day period, by providing written notice to Pioneer, to reduce the then-effective Estimated Production for the Plant with the deficiency to the average daily NGL’s volume actually delivered and sold to KHLP from such Plant during such 180 consecutive Day period (excluding periods of Force Majeure). Such reduction is to be effective as of the date of KHLP’s notice.

If the volume of Pioneer’s Owned NGL’s and Controlled NGL’s available to be delivered hereunder from a Plant increases to a level which is in excess of the then-effective Estimated Production for such Plant, then Pioneer may request an increase in the then-effective Estimated Production to the volume of Owned NGL’s and Controlled NGL’s that Pioneer estimates to be available from such Plant, which request will be in writing and detail the basis for the increase or anticipated increase in volume. KHLP shall respond, in writing, to Pioneer’s request within fifteen (15) Days of KHLP’s receipt of Pioneer’s request. If KHLP declines to increase the then-effective Estimated Production for the Plant at issue, then the volume of Owned NGL’s and/or Controlled NGL’s which is in excess of the then-effective Estimated Production for such Plant shall be permanently released from this Agreement, and Pioneer shall be free to dispose of such excess NGL’s from the Plant in any manner deemed appropriate by Pioneer.

B.	Deliveries. Pioneer has installed, or shall cause to be installed, and shall operate, or cause to be operated, at its sole cost and expense, any facilities or equipment necessary to deliver the NGL’s to the Delivery Points. Pioneer shall deliver the NGL’s meeting the quality specifications, temperature and pressure requirements of the Pipelines.

C.	Quality. Pioneer shall deliver NGL’s which (a) are merchantable, (b) meet the more stringent of the Pipelines’ or KHLP’s standard specifications as such specifications may change from time to time, and (c) are free from dust, free of entrained water, and other impurity. KHLP and the Pipelines shall have the right, but not the obligation, to modify such specifications to meet or conform to downstream market revisions or requirements. All NGL’s shall be received subject to KHLP’s and the Pipelines’ inspection and rejection. If KHLP or the Pipelines determine Pioneer has delivered NGL’s that has contaminated the common fungible stream, KHLP and/or the Pipelines may treat or otherwise dispose of the contaminated stream in any reasonable commercial manner at Pioneer’s sole expense. Pioneer shall indemnify, reimburse and hold KHLP harmless from and against all claims, penalties, treating or blending fees, losses, costs, expenses, liabilities or damages of any kind or nature (including reasonable attorney’s fees and court costs associated therewith) (collectively “Losses”) arising out of or related to Pioneer’s delivery hereunder of product not meeting the aforementioned quality standards.

D.	Third Party NGL’s. KHLP recognizes that, from time to time, Pioneer, by virtue of its agreements with owners of a Plant(s) or otherwise, may acquire title to or obtain the right under operating, processing or similar agreements to sell NGL’s recovered from natural gas belonging to third parties. To the extent Pioneer so acquires such right, and subject to the foregoing provisions of this Section 3, Pioneer shall deliver and sell to KHLP such NGL’s under the terms and conditions of this Agreement.

E.	Marketing Agreements. Pioneer shall not enter into any agreement that would require or allow any NGL’s which are Owned or Controlled by Pioneer or its Affiliates from the Plants to be marketed by a party other than Pioneer unless that party agrees that all such NGL’s shall be subject to this Agreement.
4. Purchase Price. For the NGL’s purchased hereunder, KHLP shall pay Pioneer a price equal to the monthly average price per Gallon (for the Month of actual delivery) applicable to each component of the NGL’s as posted by OPIS for Mt. Belvieu, Non-TET prices (including “Purity Ethane”), MINUS (i) the greater of the Base Fractionation Fee or the Adjusted Base Fractionation Fee, and (ii) a transportation fee equal to all the fees and charges of the Pipelines charged KHLP for the transportation of NGL’s from the Delivery Points to the fractionatior operated by an Affiliate of KHLP and located in or near Mt. Belvieu, Texas. Such fees and charges may include, but not be limited to charges for off-spec NGL’s, loss allowances, and the tariff rate incurred by KHLP in moving NGL’s through the Pipelines to Mt. Belvieu. An example of this pricing is set forth in Exhibit A, for illustrative purposes only.
A.	If OPIS, or its successor publication, ceases to be published, or if it ceases to publish the prices used in determining the purchase price herein, then the price(s) no longer published in OPIS or its successor publication shall, if available, be obtained from an alternative industry publication (private or government) which publishes the same pricing information. If the OPIS price is no longer available, then KHLP and Pioneer shall, within sixty (60) Days of the first Day of the Month that the cessation occurred, agree upon an alternative pricing mechanism which will reflect the fair market price of the NGL’s delivered hereunder. The alternative pricing mechanism agreed upon shall apply retroactively to the first Day of the Month that the posting terminated. If the parties cannot agree upon an alternate pricing mechanism within the period stipulated above, then the issue of how the price applicable hereunder should be calculated shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

B.	Allowable Methane. The allowable methane contained in the NGL’s will be purchased as ethane, as such methane is credited as ethane by the Pipelines.
     5. Base and Adjusted Base Fractionation Fees. The Base Fractionation Fee shall be one and six-tenths cents (1.6¢) per Gallon of the NGL’s delivered hereunder. Commencing on the Effective Date, and the beginning of each Month thereafter, the Base Fractionation Fee shall be adjusted to equal the sum of the following two components (the “Adjusted Base Fractionation Fee”):
1. Sixty-seven hundredths of a cent (0.67¢) per Gallon for fuel gas, which shall be determined by (i) dividing the price per MMBtu of natural gas reflected by the Monthly Houston Ship Channel/Beaumont, Texas, index (applicable to the first Day of the Month — large packages only), for each current Month of actual delivery, as published in Inside F.E.R.C.’s Gas Market Report, by $3.50/MMBtu, and (ii) multiplying the resulting ratio by 0.67¢ per Gallon, and
2. A base fee of ninety-three hundredths of a cent (0.93¢) per Gallon.

Notwithstanding anything to the contrary, the Adjusted Base Fractionation Fee shall not be reduced below the Base Fractionation Fee of 1.6¢ per Gallon.
     6. Other Fees, Quality Related Expenses. In addition to any other fees and charges deducted from the purchase price, the parties agree that if any third party charges a fee for receiving products attributable to the NGL’s purchased hereunder (whether in connecting pipelines or in storage facilities), KHLP shall deduct from the purchase price due Pioneer hereunder an amount equal to such charges. Pioneer shall reimburse KHLP for the expenses and costs incurred by KHLP or charged KHLP by the Pipelines in treating and handling the NGL’s delivered hereunder that do not meet the quality specifications contained in this Agreement. Such expenses and costs may include, but not be limited to, blending costs, filters, and discounts in sales prices required to market contaminated Products.
     7. Payments. KHLP shall pay Pioneer by the fifteenth (15th) of the Month for the NGL’s delivered in the previous Month via KHLP’s Automated Clearinghouse (“ACH”) payment process. Such payments will reflect the purchase price due Pioneer hereunder and any deductions therefrom, which may include but not be limited to Quality Adjustment Fees, and other charges due KHLP hereunder.
     8. Termination of Prior Agreements. Effective on the Effective Date, all previous agreements between the parties pertaining to the purchase or exchange of NGL’s from the Plants shall terminate and be superseded by this Agreement.
     9. Measurement, Sampling and Analysis. The measurement systems used to measure NGL’s delivered hereunder at the Delivery Points and the determination of volumes delivered at the Delivery Points shall be determined and implemented by the Pipelines, in accordance with their tariffs.
     10. Inspection by KHLP & the Pipelines. NGL’s delivered hereunder shall be subject to the Pipelines’ and KHLP’s inspection, and rejection if such NGL’s fail to meet the quality standards required by this Agreement. The Failure of the Pipelines or KHLP to exercise its right of refusal from time to time shall not constitute a waiver of such right.
     11. Records. Each party shall retain all accounting records and documents related to this Agreement and prepared by such party for a period of not less than two (2) Years after the origination date of the document. As a condition precedent to either party’s right to challenge the correctness of any invoice or payment under this Agreement, the challenging party must, within two (2) Years following the date of any such invoice or the date of any such payment, as the case may be, notify the other party in writing of the basis for such challenge. With respect to all invoices or payments for which such notice is not timely given, such invoices and payments shall be conclusively presumed correct.

     12. Custody and Title. Control of, title, and risk of loss to the NGL’s shall pass from Pioneer to KHLP and vest in KHLP at the inlet flange connection at the Delivery Points. Upon acceptance of the NGL’s, KHLP will be deemed to have exclusive ownership and control of said NGL’s and shall be responsible for any injuries or damages caused thereby, except to the extent caused by the acts or omission of the Pipelines, Pioneer and/or their agents. Prior to delivery at the Delivery Points, Pioneer will be deemed to have exclusive ownership and control of said NGL’s and shall be responsible for any injuries or damages caused thereby, except to the extent caused by the acts or omissions of KHLP and/or its agents.
     13. Warranties. Pioneer warrants title to the NGL’s delivered to KHLP hereunder and the right to sell the same, and further warrants that all such NGL’s are, at the time of delivery, free from all liens, encumbrances, taxes, charges and adverse claims. Pioneer agrees to indemnify and hold KHLP harmless from and against any and all claims, causes of action, judgments or liabilities brought by or awarded to third parties arising out of or connected with any allegation that Pioneer or its Affiliates did not have title or the authority to sell such NGL’s. Said indemnity includes payments of attorney’s fees and expenses incurred in defense of said claims or causes of action.
     14. Taxes. Pioneer shall assume liability for, and pay all taxes, including all new taxes or increases in existing taxes including excise taxes, and any superfund petroleum taxes (but excluding net income, excess profits, or corporate franchise taxes) imposed by any governmental authority upon the processing, manufacture, sale, use, delivery, or receipt of the NGL’s purchased hereunder. Pioneer agrees to indemnify and hold KHLP harmless from and against any and all claims, causes of action, proceedings, judgments, interest, penalties, fees or other liabilities brought by or awarded to third parties arising out of or connected with any taxes to be paid by Pioneer pursuant to this Section. Said indemnity includes payments of attorney’s fees and expenses incurred in defense of said claims, proceedings or causes of action.
     15. Bankruptcy, Receivership, Breach. If either party shall:
A.	Voluntarily petition under or otherwise seek the benefit of any bankruptcy, reorganization, arrangement or insolvency law; or

B.	Make a general assignment for the benefit of creditors, or

C.	Be adjudicated bankrupt or insolvent; or

D.	Allow a receiver or trustee of the business to be appointed; or

E.	Fail to perform any part of this Agreement (except where such failure is excused under the terms of this Agreement) and, upon written notice of such failure by the other party, fail to either remedy the same within thirty (30) Days of such notice or fail to take reasonable steps within thirty (30) Days to remedy the same;
then, should any of the events listed in (A) through (E) above occur, this Agreement may be terminated forthwith by written notice at the option of the other party with such other party retaining all its other rights and remedies at law or equity.

     16. Attorney’s Fees. In the event of a lawsuit arising out of the performance of this Agreement, the prevailing party shall be entitled to its reasonable attorney’s fees and court costs for prosecuting or defending such action from the non-prevailing party.
     17. Force Majeure.
A.	If either party is rendered unable by Force Majeure to carry out its obligations under this Agreement (other than the obligation to make payments of monies due hereunder), then that party shall give prompt written notice of the Force Majeure stating facts supporting such claim of inability to perform. Thereupon, the obligation to deliver or receive the quantities so affected shall be suspended during the continuation of an inability so caused, but for no longer period, but this Agreement shall otherwise remain unaffected. The party claiming Force Majeure shall use due diligence to remove the cause with all reasonable dispatch; provided, however, that this provision shall not require the settlement of strikes, lockouts, or other labor difficulty of the party involved, when such course is determined inadvisable by the party having the difficulty.
B.	The term “Force Majeure,” as employed herein, shall include strikes, lockouts, or other industrial disturbances; wars, sabotage, blockades, insurrections, or acts of the public enemy; epidemics, landslides, lightning, earthquakes, tornadoes, fires, storms, floods, washouts, or other acts of God; arrests or restraints of governments and people: compliance (voluntary or involuntary) with federal, state or local laws, rules or regulations, permits, acts, orders, directives, requisitions, or requests of any official or agency of the federal, state, or local governments; rationing of, shortages of, or inability to obtain or use any material or equipment; riots or civil disturbances, fires, explosions. failures, disruptions, breakdowns, or accidents to machinery, facilities, or lines of pipe (whether owned, leased or rented); the testing, making repairs, performing maintenance, alterations, enlargements or connections to machinery, facilities, or lines of pipe (whether owned, leased or rented); the necessity to not operate, or to reduce the operation of, equipment to protect the safety of the public and/or environment; freezing of lines; embargoes, priorities, expropriation, or condemnation by government or governmental authorities; interference by civil or military authorities; any inability to either tender or accept NGL’s that is caused by pipeline prorationing or lack of capacity, and any cause which is not reasonably within the control of the party, or its Affiliates, claiming suspension.
     18. Material Safety Data Sheets. Pioneer shall supply KHLP on a timely basis with Material Safety Data Sheets (MSDS) on the NGL’s, which MSDS shall be complete and accurate in disclosing risks and dangers of the NGL’s and of the handling, transporting and processing the same.
     19. KHLP’s System Shutdown. If, in the sole judgment of KHLP or its Affiliates, the continued operation of a portion of, or all, of KHLP’s or its Affiliate’s system becomes uneconomic, then KHLP shall have the right to shut down such uneconomic portion of its system on at least ninety (90) Days prior written notice to Pioneer. For purposes of this Section, this includes all NGL pipelines, fractionation facilities, loading or unloading facilities, or other physical facilities (directly or indirectly) utilized in the performance of this Agreement that are owned by KHLP or its Affiliates. If KHLP shuts down its entire system, this Agreement shall terminate. If KHLP shuts down only a portion of its system, KHLP shall have the right, to be exercised by written notice given to Pioneer within thirty (30) Days after KHLP notifies Pioneer of the shut down, to continue to receive any NGL’s affected by the shut down through other existing portions of KHLP’s System or new portions of KHLP’s System to be built or acquired (the “Alternate Facilities”), and this Agreement shall continue in full force and effect as to all unaffected volumes of NGL’s and as to any volumes of NGL’s which KHLP notifies Pioneer it will continue to receive through the Alternate Facilities. If the conditions set forth above are met, KHLP shall begin utilizing its Alternate Facilities as soon as is reasonably practicable after notifying Pioneer that it will shut down a portion of its system.
     20. Notices. Written notices, demands and statements shall be directed as follows:

KHLP:	Pioneer:
Koch Hydrocarbon, LP	Pioneer Natural Resources USA, Inc.
4111 East 37th Street North	1400 Williams Square West
Wichita, KS 67201	5205 N. O’ Conner Blvd.
Attn: NGL Accounting	Irving, TX 75039-3746
Telephone: (316)828-2247
Fax: (316)828-7972
E-mail: bagbyd@kochind.com
Notices, demands, and statements shall be deemed received the Day after the Day of mailing if mailed by United States express or certified mail, return receipt requested, and, in all other cases, deemed received upon actual Day of delicery or, if transmitted by facsimile, on the Day the transmission is sent, if sent during normal business hours. Either party may change its address shown above by notifying the other party, in writing, of such change in accordance with this Section. Invoices may be delivered via United States mail, facsimile, E-mail, or other means, at KHLP’s discertion.
     21. Laws. This Agreement is in all respect subject to all federal, state and local laws and all directives, regulations and orders issued or published by any federal, state and local boards, commission or agency, but nothing contained herein shall be construed as a waiver of any right to question or contest any such order, law, rule or regulation. The parties shall be entitled to regard all such laws, rules, regulations and orders as valid and may act in accordance therewith until such time as the same may be invalidated by final judgment in a court of competent jurisdiction.
     22. Entire Agreement. This Agreement sets forth the final and complete agreement between the parties with respect to this subject matter and supersedes all prior contracts, understandings, negotiations and dealings between the parties with respect to this subject matter.

     23. Amendments. No modification of, addition to, or waiver of any of the terms of this Agreement shall be binding upon either party unless in writing and signed by an authorized representative of such party.
     24. Interpretation. Neither course of performance, nor course of dealing, nor usage of trade shall be used to qualify, explain or supplement any of the terms of this Agreement.
     25. Governing Law. THIS AGREEMENT SHALL BE GOVERNED EXCLUSIVELY ACCORDING TO THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ITS PRINCIPLES REGARDING CONFLICTS OF LAWS.
     26. Assignment. The rights and obligations of this Agreement shall bind and inure to the respective successors and assigns of the parties hereto. However, any assignment or attempted assignment, except to an Affiliate, shall be void without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, delayed or denied except for reasons which may include, but not be limited to the creditworthiness of the assignee. Pioneer further agrees that it and its Affiliates will not sell or assign their interest in the NGL’s subject to this Agreement or the Plants unless (i) they first obtain KHLP’s prior written consent to such sale or assignment, which shall not be unreasonably withheld or delayed; (ii) contemporaneously with such sale or assignment, this Agreement is assigned to such assignee; and (iii) the buyer or assignee agrees, in a writing executed by an authorized representative of the buyer or assignee and delivered to KHLP, that the NGL’s so sold or assigned shall be bound to, and subject to this Agreement.
     27. Waiver. No waiver by either party of any breach by the other party of any of the terms of this Agreement shall be construed as a waiver of any subsequent breach, whether of the same or of a different term of Agreement.
     28. Headings and Sections. All references to “Sections” herein pertain to Sections of this Agreement, unless expressly stated otherwise. Headings are for purposes of reference only and shall not be used to construe the meaning of this Agreement.
     29. No Third Party Beneficiary. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and shall not inure to the benefit of any other person whomsoever, it being the intention of the parties that no third parties, other than Affiliates of the parties hereto, shall be deemed a third party beneficiary of this Agreement or otherwise have any rights hereunder.
     30. No Partnership or Association. Nothing contained in this Agreement shall be construed to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to either party.
     31. Exhibits. Exhibit A, attached hereto, is hereby incorporated and made a part of this Agreement.

     32. Joint Action. The parties acknowledge and agree that the language used in this Agreement shall be deemed to be chosen by the joint action of the parties hereto to express their mutual intent, and no rule of strict construction against any one party shall be applied hereto.
     33. Safe Handling. KHLP reserves the sole right (i) to reject any trucks or pipelines presented for loading/unloading which would present an unsafe or potentially unsafe situation, and (ii) to refuse to load/unload, transfer, or handle any NGL’s under any conditions it deems unsafe, which is caused by, including without limitation, drivers, personnel, equipment, procedures, and/or weather conditions.
     34. KHLP’s Safety Regulations. With regards to NGL’s delivered by Pioneer, its customer or agent to KHLP’s facilities (if any), Pioneer agrees that it and its customers, agents and employees will comply with KHLP’s safety regulations and rules when on KHLP’s premises. Pioneer shall indemnify, defend and hold KHLP harmless from and against any and all liability occurring from or arising out of any non-compliance with such safety regulations and rules or the negligence of Pioneer, its agents or customers. If applicable, KHLP shall have the right to require Pioneer, its agents and/or customers to execute an access agreement with KHLP for truck loading.
     35. Use of Products. Pioneer acknowledges the hazards associated with the handling, storage, transportation, use, misuse, disposal or subsequent processing (the “Use”) of the NGL’s and assumes the responsibility of advising those of its employees, agents, contractors, and customers, who shall use, work or come in contact with the NGL’s, of the hazards to human health or human or environmental safety, whether such NGL’s are used singly or in combination with other substances or in any processes or otherwise. Pioneer shall indemnify, defend and hold KHLP harmless from and against any and all liability occurring from or arising out of a breach of Pioneer’s obligations under this Section and from and against claims, demands or cause of action for personal injury, damage to the environment or property arising from or attributable to the Pioneer’s Use of the NGL’s.
     36. Alternative Connections. Notwithstanding anything to the contrary contained herein, if any or all of the Plants are shut down or the natural gas and NGL’s previously being processed in a particular Plant are diverted to another gas plant(s), KHLP (or its Affiliate) shall have the right, at its option, to connect to the new gas plant(s) in order to receive the NGL’s Pioneer or its Affiliates Own or Control that would have otherwise been extracted at the Plant. In the event of such a diversion, Pioneer shall, within thirty (30) Days prior to such diversion, notify KHLP of the diversion. If KHLP wishes to exercise its option, it shall so notify Pioneer, within thirty (30) Days of its receipt of Pioneer’s notice, of KHLP’s intent (or its Affiliate’s) to so connect to the new gas plant(s), and shall, at KHLP’s (or its Affiliate’s) own cost and expense, connect the new gas plant(s) as soon as is reasonably practicable. Upon such connection, the NGL’s Owned or Controlled by Pioneer or its Affiliates which were diverted from the Plant and produced at such new gas plant(s) shall be delivered, purchased and sold under the terms and conditions of this Agreement. If KHLP (or its Affiliate) does not so connect the new gas plant(s), the NGL’s Owned or Controlled by Pioneer or its Affiliates which are produced at such new gas plant(s) shall be released from this Agreement. Provided, however, NGL’s which are diverted to another gas plant connected and flowing NGL’s to KHLP, its Affiliate, or to a

Pipeline which has the capability to deliver NGL’s to Mt. Belvieu, or deliver to other Pipelines which may deliver NGL’s to Mt. Belvieu, shall continue to be delivered hereunder pursuant to the terms and conditions of this Agreement. The interconnection between KHLP’s, its Affiliate’s, or the alternate Pipelines’ facilities and the new gas plant’s facilities shall be deemed an additional Delivery Point under this Agreement.
     IN WITNESS WHEREFORE, the undersigned parties have executed this Agreement in duplicate originals as of date first set forth above.

PIONEER:		KHLP:

PIONEER NATURAL RESOURCES USA, INC.		KOCH HYDROCARBON, LP
By: NGL/GP, LLC, its General Partner

By:	/s/ Hershal K. Wolfe	By:	/s/ Kurt Burmeister

Printed Name:	Hershal K. Wolfe	Printed Name:	Kurt Burmeister
Title:	Director — Marketing	Title:	Vice President

EXHIBIT “A”
PRICE
The following, for illustrative purposes only, is an example of the pricing computations in Section 5., Base and Adjusted Fractionation Fees.
Assume Pioneer delivers to KHLP 5,000 barrels of NGL’s hereunder in a particular Month, with such volumes containing the following hydrocarbons and non-hydrocarbons, as determined pursuant to the Delivery Point analysis of such NGL’s. Further assume the corresponding components attributable to such NGL’s will be priced as follows in this example (for illustrative purposes only). The prices listed are the monthly average OPIS prices for each respective component, as further specified in this Agreement (such prices may or may not approximate the actual OPIS prices).

	%	Volume		Methane		Less Gathering	Amount
	Composition	Bbls.	Gals.	Gals.*	Price**	Fee***	Payable
Methane	1.50%	75	3150	1380	$0.1675	$0.0160	$209.02
CO2	2.80%	140	5880		N/A	N/A	N/A	****
Ethane	43.80%	2190	91980		$0.1675	$0.0160	$13,934.97
Propane	23.30%	1165	48930		$0.4175	$0.0160	$19,645.40
Iso Butane	7.00%	350	14700		$0.3675	$0.0160	$5,167.05
Normal Butane	8.10%	405	17010		$0.3675	$0.0160	$5,979.02
Gasoline (C5+)	13.50%	675	28350		$0.3675	$0.0160	$9,965.03

Total	100.00%	5,000	210,000				$54,900.48
In this example, the “Amount Payable” is the gross payment due before the deduction of any additional applicable fees and charges, which might include, but not be limited to any applicable charges from the Pipelines.

*	Estimate of the Pipelines’ allowance.

**	The price is determined by reference to the Monthly high and low average OPIS postings, for the same Month in which the NGL stream was actually delivered.

***	The Fractionation Fee is used in this example before adjustment and escalation for fuel gas costs in Section 5.

****	KHLP is not obligated to pay for CO2 or other non-hydrocarbon substances.

AMENDMENT
     THIS AMENDMENT is made as of this 9th day of February, 2005, by and between PIONEER NATURAL RESOURCES USA, INC., (“Pioneer”), and KOCH HYDROCARBON, LP (“KHLP”).
     WHEREAS, under that certain Natural Gas Liquids Purchase Agreement dated March 26, 2003 (the “Agreement”), Pioneer sells and KHLP purchases certain volumes of natural gas liquids that originate from the Midkiff and Benedum Plants as described therein; and,
     WHEREAS, said parties desire to amend the Agreement as hereinafter set forth.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually agree to amend the Agreement as follows in this Amendment.
1.	Section 2, Term, of the Agreement shall be deleted in its entirety, and the following substituted in lieu thereof:
“2. Term. This Agreement shall begin on the Effective Date, and shall be effective until March 1, 2008, at which time this Agreement shall expire.”
2.	Effective March 1, 2005, Section 5, Base and Adjusted Base Fractionation Fees, shall be deleted in its entirety, and the following substituted in lieu thereof:
     “5. Base and Adjusted Base Fractionation Fees. The Base Fractionation Fee shall be one and five-tenths cents (1.5¢) per Gallon of the NGL’s delivered hereunder. Commencing March 1, 2005, and the beginning of each Month thereafter, the Base Fractionation Fee shall be adjusted to equal the sum of the following two components (the “Adjusted Base Fractionation Fee”):
1. Seventy hundredths of a cent (0.70¢) per Gallon for fuel gas, which shall be redetermined by (i) dividing the price per MMBtu of natural gas reflected by the Monthly Houston Ship Channel/Beaumont, Texas, index (applicable to the first Day of the Month — large packages only), for each current Month of actual delivery, as published in Inside F.E.R.C.’s Gas Market Report, by $3.50/MMBtu, and (ii) multiplying the resulting ratio by 0.70¢ per Gallon, and
2. A base fee of eighty hundredths of a cent (0.80¢) per Gallon.

Notwithstanding anything to the contrary, the Adjusted Base Fractionation Fee shall not be reduced below the Base Fractionation Fee of 1.5¢ per Gallon.”
     This Amendment shall be effective as of the date first above written. Except as hereby amended, the Agreement shall remain in full force and effect. Capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms by the Agreement.
     IN WITNESS WHEREOF, the parties have executed this Amendment the day and year first above written.

PIONEER:		KHLP:

PIONEER NATURAL RESOURCES USA, INC.		KOCH HYDROCARBON, LP
By: NGL/GP, LLC, its General Partner

By:	/s/ Hershal K. Wolfe	By:	/s/ Steve Tatum

Printed Name: Hershal K. Wolfe		Printed Name: Steve Tatum
Title: Director of Marketing		Title: President

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